Exhibit 12

100 N. 18th Street Two Logan Square Suite 300 Philadelphia, PA 19103 t 202.778.6400 f 202.778.6460 www.schiffhardin.com

February 1, 2016

Stack-It Storage, Inc.

11011 Richmond Avenue

Suite 525

Houston, Texas, 77042

Re: Stack-It Storage, Inc.

Offering Statement on Form 1-A

File No. 024-10501

Ladies and Gentlemen:

We have acted as counsel to Stack-It Storage, Inc., a Nevada corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Offering Statement on Form 1-A (the “Offering Statement”) under Regulation A of the Securities Act of 1933 (the “Act”), registering up to 10,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).

In rendering this opinion, we have examined: (i) the Articles of Incorporation and By-laws of the Company; (ii) the Offering Statement; and (iii) such statutory provisions, certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed. We have also examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Offering Statement, will be validly issued, fully paid and non-assessable.

This opinion is limited to the Nevada General Corporation Law, and we express no opinion as to the laws of any other jurisdiction. The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference made to this firm under the heading “Validity of Common Stock” in the Offering Statement.

Very truly yours,

/s/ Schiff Hardin LLP